                                                                   EXHIBIT 99.1

                                                                   NEWS RELEASE

Contacts:  Clete T. Brewer
           President & CEO
           (501) 973-6018
           Terry Bellora, CFO
           (501) 973-6084

                             FOR IMMEDIATE RELEASE

                  STAFFMARK, INC. ACQUIRES ADVANTAGE STAFFING

        FAYETTEVILLE, ARKANSAS (December 11, 1996) - StaffMark, Inc. (Nasdaq/NM: STAF), a diversified personnel staffing company, announced today that it has completed the acquisition of Chandler Enterprises d/b/a Advantage Staffing, a staffing company based in Spartanburg, South Carolina. Advantage Staffing will be accounted for as an asset purchase, and the Company expects this acquisition to have a positive impact on 1997 EPS. The unaudited revenues for Advantage Staffing for fiscal 1996 are expected to be approximately $3.5 million. Terms of the transaction were not announced.

        "Advantage Staffing will be an excellent addition to the StaffMark family," said Clete T. Brewer, chief executive officer of StaffMark. "As TempNet members, I have known the owners, Kathy and Ed Chandler, and have seen them build a strong company. Advantage Staffing will continue to be managed by its president, Kathy Chandler, who is looking forward to expanding the business under the new structure."

        Advantage Staffing has two branches in South Carolina; Spartanburg, which is the headquarters, and Greer. The administrative activities will be incorporated in the Rock Hill, South Carolina office, which is the headquarters for StaffMark in that region under the supervision of Bill Gregory, general manager of the Carolinas," stated Brewer. "The geographical location combined with the sound financial and ethical integrity of the company and its owners made it an especially attractive purchase for StaffMark," stated Clete Brewer. "this acquisition will increase our total number of branches in the Carolinas region to 18," Brewer added.

        StaffMark, Inc. is a provider of diversified staffing services to businesses, medical niches, professional and service organizations and governmental agencies, primarily in growth markets in the southeastern and southwestern United States. The company now operates 94 branches located in Arkansas, Colorado, Georgia, Missouri, North Carolina, Oklahoma, South Carolina, Tennessee, and Virginia.

        This release contains forward-looking statements which involve risk and uncertainties with respect to growth opportunities and their impact on 1997 earnings. The Company's actual results could differ materially from the results anticipated in these forward-looking statements as a result of loss of existing customers, loss of key management, unexpected costs, or operational problems and those certain risk factors set forth under "Risk Factors" and elsewhere in the Company's Prospectus dated September 26, 1996, made under the Securities and Exchange Act of 1934.




                                     -END-